Exhibit 99.1

Sonos Appoints Hugo Barra to Board of Directors;
Mike Volpi Steps Down

SANTA BARBARA, Calif. -- Apr. 10, 2025 -- Sonos, Inc. (Nasdaq: SONO) today announced that it has appointed Hugo Barra to its Board of Directors effective April 7, 2025. Mr. Barra is the co-founder and head of product at /dev/agents, a software company building a next-generation operating system for AI agents.
“Hugo is a world-class technologist with senior executive experience at several of the most important and successful consumer tech companies,” said Julius Genachowski, Chair of the Sonos Board. “He has a proven ability to turn cutting-edge innovation into great products - a great fit for Sonos. With his deep expertise, including in AI, we’re excited to have him on the Board, engaging with the leadership team and adding value.”
Prior to his current role at /dev/agents/, Mr. Barra was co-founder and CEO at Detect, a biotech startup focused on ultra low-cost molecular diagnostics. Previously, Mr. Barra led the Oculus VR division at Meta as Vice President. Before Meta, Mr. Barra was Vice President at Xiaomi overseeing global operations and the company's expansion beyond China to become the world's 3rd largest smartphone manufacturer. Prior to Xiaomi, Mr. Barra was Vice President for Android product management at Google and led the Android ecosystem from nascency through its first billion users.
“It’s an honor to join the Sonos Board,” Mr. Barra said. “This is a company which makes delightful products that have brought me and my family many thousands of hours of joy over the years. I look forward to working with the team and focusing on the large opportunities ahead.”
Sonos further announced that Mike Volpi, its longest serving director, was stepping off the Board.
“Mike’s contributions over his 15 years as a director of Sonos have been enormous, many and varied,” Mr. Genachowski said. “He is one of the world’s very best early-stage investors who also has deep experience with great scaled companies, and we’re very fortunate and deeply grateful for his dedicated service to Sonos.”
”Sonos is a unique and exciting company, and I’m grateful for our 15 years together,” Mike Volpi said. “I look forward to seeing Sonos flourish in the years ahead.”
About Sonos
Sonos (Nasdaq: SONO) is one of the world’s leading sound experience brands. As the inventor of multi-room wireless home audio, Sonos innovation helps the world listen better by giving people access to the content they love and allowing them to control it however and wherever they choose. Known for delivering an unparalleled sound experience, thoughtful design aesthetic, simplicity of use, and an open platform, Sonos makes the breadth of audio content available to anyone. Sonos is headquartered in Santa Barbara, California. Learn more at www.sonos.com.

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Source: Sonos